PROSPECTUS

HIBERNIA FOODS plc

8,976,439  Ordinary Shares

We are an Irish public limited company.

Our ordinary shares, each represented by one American Depositary Share, are traded on the Nasdaq National Market under the symbol "HIBNY".  On October 18, 2002,  the last sale price of the ADSs on Nasdaq was $3.55 per share.

The persons listed as selling shareholders beginning on page 9 of this prospectus are using this prospectus to offer for sale a total of  8,976,439  ordinary shares of Hibernia.  We will not receive any of the proceeds from the sale of the ordinary shares by the selling shareholders.

The selling shareholders have not advised us of any specific plans for the distribution of the ordinary shares covered by this prospectus.  These ordinary shares may be sold from time to time by the selling shareholders or their successors in interest.  Such sales may be made in one or more transactions on the Nasdaq National Market or otherwise, at prices and at terms then prevailing, or at prices related to the then current market price, or in negotiated transactions.

An investment in the ordinary shares involves a high degree of risk.  You should consider carefully the "Risk Factors" beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

______________________

October 18, 2002

HIBERNIA

We produce and sell frozen desserts, frozen ready-meals, Entenmann’s brand cakes, and private label chilled desserts.  Our principal operations are conducted in the United Kingdom through our wholly-owned subsidiaries.

·

Our frozen desserts products accounted for approximately 63% of our revenues in fiscal 2002 and consisted of a wide range of products, including layer cakes, Danish pastries, meringue-based desserts, individual-serving desserts and hot puddings.  We were the largest producer of all retail frozen desserts in the United Kingdom with a 37% share of the total U.K. retail frozen dessert market in fiscal 2002. Revenues from the sale of frozen desserts are generated from sales of  private label products and from sales of branded products, principally under the Sara Lee brand name.

·

Our frozen ready-meals and frozen meatball products accounted for approximately 16% of our revenues in fiscal 2002 and consist of a range of private label traditional British and ethnic main-meal dishes, Italian main-meal dishes marketed under the Napolina brand name, and pork meatball products marketed under the Mr Brain=s brand name. Mr Brain=s brand pork meatball products have been produced in the U.K. for over 100 years and dominate the U.K. frozen pork meatball sector with a market share of over 99% in fiscal 2002.

·

We produce Entenmann=s brand cakes, which accounted for approximately 12% of our revenues in fiscal 2002. These consist of fresh and chilled sweet baked goods and include carrot cakes,  cheesecakes and Danish pastries.

•

We produce private label chilled desserts, which accounted for 9% of our revenues in fiscal 2002. These include choux buns, tartes aux fruits, cream cakes and pies.  Following our acquisition of the chilled desserts business and related assets of La Boheme Limited in April 2001, we established this as a new reporting segment, or division, of Hibernia.

Our principal executive offices are located at 46 Merrion Square, Dublin 2 Ireland.  Our telephone number is +353-1-661-1030.  In the United Kingdom, our principal offices are located at 2-32 Oakesway, Oakesway Business Park, Hartlepool, TS24 ORE United Kingdom, and our telephone number is +44-1429-221-621. Our internet website is www.hiberniafoods.ie.

RISK  FACTORS

An investment in the ordinary shares involves a high degree of risk.  In analyzing this offering and making a decision concerning the purchase of the ordinary shares offered under this prospectus, you should carefully consider the following information.

We do not have a history of profitability

In fiscal 2002, we had a net loss of €14,762,000.  We had a net loss after extraordinary item of approximately €22,347,000 in fiscal 2001. Our net loss before that extraordinary item was €16,929,000 and included nonrecurring restructuring and  impairment charges of €2,442,000.  There can be no assurance as to when we may become profitable.

We are highly leveraged and cannot assure that our cash flow will be sufficient in the future to service our outstanding indebtedness

As of March 31, 2002 we had total outstanding debt of approximately €64,575,000 on a consolidated basis, which included short-term debt of approximately €25,904,000, lease finance liabilities of approximately €1,732,000 and unsecured convertible loan notes in the principal amount of approximately €15,534,000. Such unsecured convertible loan notes have no cash servicing costs until their maturity in May 2005.  Our total debt-to-equity ratio as of that date was 4.7 : 1.  Our ability to pay interest on our debt and to satisfy our other obligations will depend upon our future operating performance.  This in turn will be affected by prevailing economic conditions and by financial, business and other factors, some of which are beyond our control.  There can be no assurance that we will be able to generate sufficient cash flow from operations in amounts to enable us to service our outstanding indebtedness.  If we are not able to generate sufficient cash from operations, then we may be required to take actions, which could include delaying or reducing capital expenditures, seeking to restructure or refinance our existing indebtedness, selling material assets or operations or seeking additional equity.  There can be no assurance that such actions could be taken or would be effective in allowing us to meet such obligations.

We have a large number of ordinary shares eligible for future issuance upon the exercise of options, warrants and convertible securities, and their issuance could cause their market price to fall and thereby require more ordinary shares to become available for issuance

As of August 30, 2002  we had 25,068,425 ordinary shares outstanding.  On that date, we also had:

*

2,692,610 ordinary shares reserved for issuance upon the conversion of 8% convertible notes.

*

6,005,400 ordinary shares reserved for issuance upon the exercise of options granted under our employee stock option plans, and we had 1,254,000 additional ordinary shares issuable upon the exercise of options which may be granted under such plans.

*

3,488,016 ordinary shares reserved for issuance upon the exercise of our outstanding warrants and other options, including 2,243,842 ordinary shares upon exercise of  non-detachable Class H Warrants in the event of conversion of the 8% convertible notes.

*

At least 27,778 ordinary shares reserved for issuance upon the exchange of preference shares issued by our wholly-owned subsidiary at adjustable exchange rates reflecting market value of the ordinary shares.  A total of 1,000 preference shares are outstanding.  Subject to anti-dilution provisions the rate of exchange is at least 27.7777 ordinary shares for each $100 par value preference share, which was based on the market value of the ordinary shares at the time the preference shares were issued of $3.60 per share.  As long as the market price of the ordinary shares is at least $3.60 per share, the exchange rate will remain at 27.7777 ordinary shares.  If the market price of ordinary shares is less than $3.60 at the time of exchange, more ordinary shares will be issuable upon exchange.  There is no maximum number of ordinary shares which are issuable upon such exchange.

*

600,000 ordinary shares reserved for issuance upon the conversion of non-voting deferred ordinary shares.

Of the foregoing 12,813,804 ordinary shares eligible for issuance, 935,400 ordinary shares are issuable upon the exercise of options and warrants and conversion of convertible notes whose exercise price is lower than the current market price as of August 30, 2002.

As a result, our investors may incur substantial dilution of their investment in ordinary shares.  In addition, the exercise of all or a significant number of such outstanding options and warrants, the conversion of notes, and the exchange of preference shares could result in a significant increase in the number of ordinary shares represented by ADSs, that will be subject to trading on the Nasdaq National Market.  The issue and sales of such additional ordinary shares could have an adverse affect on the market price of the ordinary shares.

We have no assurance of a continued Nasdaq listing if our ordinary share price falls below the Nasdaq minimum bid price, and the Apenny stock@ rules of the SEC would then apply

Our ordinary shares represented by ADSs must, among other things, maintain a minimum bid price of $1.00 per share in order to remain listed on Nasdaq.  If the price of our ADSs were to decline below the minimum bid price, whether caused by dilution as mentioned above or otherwise, Nasdaq could delist the ordinary shares. The ordinary shares would then be quoted in the over-the-counter market National Quotation Bureau Apink Sheets@ or on the NASD OTC Bulletin Board.  An investor could then find it more difficult to sell his shares.  In addition, if the ordinary shares are delisted from Nasdaq, they might be subject to the low-price security or so-called Apenny stock@ rules that impose additional sales practice requirements on broker-dealers who sell such securities.  The regulations of the SEC relating to penny stocks could restrict the ability of broker-dealers to sell the ordinary shares, and  in that event the market liquidity for such shares could be severely restricted and the ability of investors to sell their shares adversely affected.

There could be adverse effects on Hibernia if there is a change of voting control, including the possible forced sale of its Entenmann=s business and a possible event of default under its outstanding indebtedness

As a result of agreements to which we are a party, in the event of a change of voting control of Hibernia, Bestfoods U.K. Limited has the right to buy back the Entenmann=s business or the Hibernia entity which is operating the Entenmann=s business which is the subject of the change of control. This right is only available if such Entenmann=s business accounts for less than 20% of Hibernia=s aggregate net sales at the time, and at present Entenmann’s accounts for less than 20% of Hibernia’s net sales. The agreements provide that the price payable would be based on a number of criteria including (a) the value of all of the assets directly or indirectly used by the Entenmann’s business, (b) the present value of all future after-tax cash flows, (c) projected volume and price increases, (d) comparable EBITDA multiples of companies quoted on Nasdaq, and (e) any potential loss of synergy.

A change of voting control is defined in the agreements as:

*

the acquisition of more than 25% of its voting stock by persons having the ability to exercise significant influence over its affairs; or

*

the acquisition of more than 50% of its voting stock by persons not presently in control;

but a change of control is not deemed to have occurred if the acquisition of the voting stock is made by one or more accredited investors, if none of such persons is acting for the purpose of making a strategic investment in Hibernia.

A group of our directors, together with entities they control, and other institutional investors in Hibernia, who have agreed with such director group to vote their ordinary shares of Hibernia in unison  and share voting and dispositive power over the Hibernia shares they purchased,  own or have warrants, options and rights to purchase an aggregate of 7,522,499 ordinary shares. The sale by such persons of a substantial portion of the ordinary shares owned to persons meeting the control criteria listed above could trigger these rights of Bestfoods U.K. Limited.

We may not be able to implement our business strategy of growing through selective acquisitions of food companies

We have historically grown through organic growth and acquisitions and anticipate that we will continue to make selective acquisitions of food companies.  Our strategy presents risks inherent in assessing the value, strengths and weaknesses of acquisition opportunities and in managing newly-acquired companies and improving their operating efficiency and profitability.  While we believe that there are a significant number of potential candidates for acquisition, we are unable to predict the number or timing of future acquisition opportunities or whether any such opportunities will meet our criteria or, if such acquisitions occur, whether we will be able to improve operating efficiencies or enhance profitability.  Any diversification by us into other food sectors or markets could present additional risks, given our lack of experience in other food sectors and markets.   Our ability to make acquisitions will depend on the availability of capital, and may depend on the availability of additional debt financing on acceptable terms and subject to compliance with the covenants contained in our debt instruments.   Our ability to make acquisitions and dispositions may also be constrained by the competition laws of the U.K. and the European Union (“E.U.”).

We compete with much larger companies

The food processing business is highly competitive. In each of the principal groups of products we produce and sell - frozen desserts, frozen ready-meals, Entenmann’s brand cakes, and private label chilled desserts -  we compete with a number of companies much larger than Hibernia. Those companies have substantially greater financial and marketing resources than Hibernia.  A number of these competitors have multiple product lines and other resources available to them and may be substantially less leveraged than Hibernia.  Since competition in its markets is intense, our ability to compete effectively cannot be assured.

Competitive pressures or other factors could cause our products to lose market share or could result in significant price erosion, both of which would have a material adverse effect on our results of operations.

We depend upon a few key customers in a concentrated market for much of our business and our sales to them are made on a spot basis rather than under long-term agreements

During the fiscal year ended March 31, 2002, our three largest customers accounted for 46% of our sales, and our ten largest customers accounted for 81% of our sales.  Because the market we sell to is so concentrated and the number of our major customers limited, an adverse change in, or termination of, our relationship with one or more of our major customers could have a material adverse impact on our business and financial condition. In addition, we do not have long-term agreements with our customers for the sale of the food products we manufacture.  Instead, in accordance with customary trade practice our sales are made on a spot basis, and our customers have no contractual obligation to continue purchasing our products.

We record our financial transactions in Euros, and currency fluctuations could distort our financial results

Because we are resident and domiciled in Ireland, we currently record our transactions and prepare our financial statements in Euros.  Our business operations are principally conducted in British pounds sterling. We also have incurred indebtedness in other currencies. In periods when the British pound sterling fluctuates against the Euro, our financial statements  which are reported in Euros may be materially distorted.  Fluctuations in the exchange rates affect the revenues and net income reported, as well as the book value of our assets, the amount of our indebtedness and the amount of our shareholdersU equity. We do not hedge against currency rate fluctuations.

We might not continue to manage our growth efficiently

As a result of our recent acquisitions, we currently are experiencing a period of rapid growth that places a strain on our administrative, managerial and operational resources.  This growth is expected to create new responsibilities for management personnel, as well as added demands upon our operating and financial systems.   This planned expansion, if achieved, would place a further strain on our resources and increase operating costs.  Our ability to manage our staff and growth effectively will require us to continue to improve our operations, financial and management controls, reporting systems and procedures and to train, motivate and manage our employees. Although we believe our investments are justified by market demand, to the extent such expenditures are incurred and revenues do not correspondingly increase, our business, financial condition and results of operations will be materially and adversely affected.

We depend on the continued services of our key personnel

Our success depends to a large extent upon the continued services of our senior management and upon our ability to attract and retain key operating personnel.  We have entered into employment agreements with Oliver Murphy, our Chairman and Chief Executive Officer, and with Colm Delves, our Chief Financial Officer. The loss of the services of any such employee could have a material adverse effect on us.  While our success depends in part upon such personnel, we believe that there are other qualified managers in the food processing industry.  However, there can be no assurance that we would be able to recruit such qualified managers and, if so, on what terms.

Our business is subject to seasonal fluctuations

Our business is seasonal, with a large portion of our sales and earnings generated in the third quarter of each fiscal year, i.e. October through December.  These fluctuations are based on customers= increased stocking of our products in anticipation of heavy demand during the Christmas holiday season.  In addition, our sales can vary from quarter to quarter based on the timing of the introduction of new products, the scheduling of promotional activities by our customers, and may be affected in the future by the timing of any acquisition completed by us.  We believe that quarterly comparisons of the results of our operations during any fiscal year are not necessarily meaningful and that results for one fiscal quarter should not be relied upon as an indication of future performance.

We are subject to complex environmental laws and are subject to the risk of claims that we failed to comply with their provisions

The properties we own and occupy in the U.K. and our operations are controlled by various U.K. and E.U. legislation which relate to environmental matters. Our operations and properties are subject to a wide variety of increasingly complex and stringent national and local environmental regulations governing the storage, handling, generation, treatment, emission, and disposal of certain substances and wastes, the remediation of contaminated soil and groundwater, and the health and safety of employees.  As such, the nature of our operations exposes us to the risk of claims with respect to environmental matters.

The enforcement of United States securities laws against Hibernia and its management could be difficult

The majority of our directors and senior management reside outside of the United States.  All of our assets are located outside of the United States.  As a result, it may not be possible for investors to affect service of process within the United States upon such persons or to enforce judgments against us or such persons.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this prospectus, and from time to time in public statements made by our management, we have made and will continue to make forward-looking statements concerning Hibernia=s operations, economic performance and financial condition, including the likelihood of success in developing and expanding our business.  These statements are based upon a number of assumptions and estimates which we believe are reasonable, but which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control.  They reflect future business decisions and economic assumptions which are subject to change.  Some of these assumptions inevitably will not materialize, and unanticipated events may occur which will affect Hibernia=s results.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports and other information with the Securities and Exchange Commission because we are subject to the Securities Exchange Act of 1934.  These reports and other information filed can be inspected and copied at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the SEC: 233 Broadway, New York, New York 10279; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330.   In addition, because the ordinary shares, represented by ADSs, are listed on the Nasdaq National Market, similar information concerning Hibernia can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, covering the ordinary shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement.  We have omitted some items of information from this prospectus as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of such contract or other document which was filed as an exhibit to the registration statement.  Each such statement in this prospectus is qualified by such reference.  For further information regarding Hibernia and the ordinary shares, we refer you to the registration statement and its exhibits and schedules, all of which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

We have filed the documents listed below under the Exchange Act with the SEC (File No. 0-20752).  As permitted by the rules and regulations of the SEC, these are incorporated into this prospectus by reference, which means they are considered to be a part of this prospectus.

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Our Annual Report on Form 20-F for the fiscal year ended March 31, 2002, dated September 25, 2002; and

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Our Current Report on Form 6-K for the month of July, 2002, dated July 31, 2002, as amended by Form 6-K/A, dated October 16, 2002.

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The description of the ordinary shares contained in our registration statement on Form 8-A dated July 2, 1996.

Each document which we file under Sections 13(a), 13(c) and 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering shall be considered to be included in and to be a part of this prospectus from the date of filing such document.  We shall identify in such document that it is being incorporated by reference into this prospectus.

Any statement made in this prospectus or in a document considered to be a part of this prospectus is modified or superseded to the extent that a statement in any subsequently filed document which also is incorporated by reference modifies or supersedes such statement.

We will provide copies of all documents which are considered to be a part of this prospectus not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents without charge upon written or oral request to each person, including any beneficial owner, to whom this prospectus is delivered.   Please make your requests to Mr. Colm Delves, Group Finance Director, Hibernia Foods plc, 46 Merrion Square, Dublin 2, Ireland.  The telephone number is +353-1-661-1030.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders.

SELLING  SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of ordinary shares by the selling shareholders immediately prior to this offering, including the number of ordinary shares offered under this prospectus.  Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of ordinary shares beneficially owned by a person, ordinary shares subject to warrants or convertible securities held by that person which are currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this prospectus, are deemed outstanding.  Upon completion of the sale of all of the ordinary shares offered, none of the selling shareholders will beneficially own any ordinary shares of Hibernia.  The number of outstanding ordinary shares on August 30, 2002 was 25,068,425 shares.

Selling Shareholder	Shares beneficially owned before offering	Shares offered by this prospectus	Shares owned after offering	Percentage of Shares owned After offering
Freshbake Foods Ltd. c/o K.B. Hale 101 Broadway Salford, Manchester MS2UQ, United Kingdom	313,855	313,855	0	* *
Gargantua Holdings Limited (2) BNP House, Anley Street St. Helier, Jersey JE1 RD Channel Islands, UK	1,399,999	444,444	955,555	2.8%
Elkhorn Partners (3) c/o Alan Parsow, G.P. 2222 Skyline Drive Elkhorn, NE 68022-0818	1,967,684	1,590,764	376,920	1.5%
Elliott Broidy, IRA 1801 Century Park East, Suite 2150 Los Angeles, CA 90067	200,000	200,000	0	* *
Penn Footwear c/o Jeff Davidowitz P.O. Box 87 Nanticoke, PA 18634	165,000	165,000	0	* *
Gruber & McBaine Internat’l LLC 50 Osgood Place San Francisco, CA 84153	(4)	26,667	(4)	(4)
Lagunitas Partners L.P. c/o Gruber & McBaine Capital Management LLC 50 Osgood Place San Francisco, CA 94133	(4)	84,444	(4)	(4)
J. Allan Mactier 3811 North Post Road Omaha, NE 68112	100,000	100,000	0	* *
James & Marie Keane 1 Herron Road Edison, NJ 08820	450,388	50,000	400,388	1.6%
Keane Securities Co., Inc. Defined Benefit Plan c/o Walter O’Hearn 50 Broadway, 13th Floor New York, NY 10004	20,000	20,000	0	* *
Anthony Jacobs 95 Dell Place Glencoe, IL 60022	70,000	60,000	10,000	* *
Cactus Partners c/o Nicholas Russo Jr. 15634 Telegraph Drive Fountain Hills, AZ 85268	71,400	50,000	21,400	* *
Russo Family Trust, Nicholas Russo Jr. & Kathleen Russo, Trustees 15634 Telegraph Drive Fountain Hills, AZ 85268	18,200	10,000	8,200	* *
William P. Whalen 69 Oriole Way Westbury, NY 11590	50,000	50,000	0	* *
Leon & Arlene Jankowski, JTTEN 5 Crocus Drive Holmdel, NJ 07733	55,000	45,000	10,000	* *
Thomas A. Silberman Trust 270 Euclid Avenue Winnetka, IL 60093-3605	16,500	16,500	0	* *
Peter Tynberg 9 King Edward Court Rancho Mirage, CA 92270	20,000	20,000	0	* *
Howard L. Hyman 345 Crestcale Drive Palm Desert, CA 92211	10,000	10,000	0	* *
Patrick Mackin 1508 Baker’s Lane Manasquan, NJ 08736	119,444	20,000	99,444	* *
Bruce Shackman 1314 N. 141 Avenue Omaha, NE 68154	27,200	27,200	0	* *
Barbara Botein 70-750 Halpen LakeDrive Rancho Mirage, CA 92270	12,000	12,000	0	* *
Mark J. Levick 70-750 HalpenLake Drive Rancho Mirage, CA 2270	10,000	10,000	0	* *
Gerald Simons 603 S. 96th Street Omaha, NE 68114	20,000	20,000	0	* *
Helen H. Kelley 10607 Martha Street Omaha, NE 68124	59,885	59,885	0	* *
Robert Guss IRA RBC Dain Rauscher, Custodian P.O. Box 2003 Palm Springs, CA 92263	20,000	20,000	0	* *
Paul Restaino 7600 Jericho Turnpike Woodbury, NY 11043	22,000	20,000	2,000	* *
Kennerman Associates Incorporated 480 Broadway, Suite 310 Saratoga Springs, NY 12866	2,553,653	2,553,653	0	* *
Hull Associates L.P. c/o James Mitchell Hull 750 Lexington Avenue, 26th Floor New York, NY 10022	34,000	30,000	4,000	* *
Gata Fund, LP c/o Harris Cohen 153 E. 53rd Street, 26th Floor New York, NY 10022	111,111	111,111	0	* *
Bake Invest Luxembourg SA 7 Parc d’Activite Syrdall L05365 Munssbach Luxembourg	(5)	659,429	(5)	(5)
Daphnè Inc. 81 Route de Florissant C11-1206 Switzerland	(5)	1,477,607	(5)	(5)
Manual Cohen P.O.Box 1117 Moncks Corner, SC 29461	124,711	124,711	0	* *
Harris Cohen 343 East 74th Street, Apt 5C New York, N.Y. 10021	31,178	31,178	0	* *
Weza Enterprises 1st Floor 60 St James’s Street London SW1A 1LE United Kingdom	542,991	542,991	0	* *

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     * *  Less than 1%

(1)

As used in this table, “beneficially owned” is used as the term is defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934.  It includes the ownership of a security through corporate, partnership, or trust entities.  It includes having the sole or shared power to vote or to direct the voting of a security, or the sole or shared power to dispose of or to direct the disposition of a security.  It also includes any security which such person has the right to acquire beneficial ownership of within 60 days, and the percentage shown assumes that all such rights to acquire securities by such person were exercised but that no one else’s right to acquire securities was exercised.

(2)

Gargantua Holdings Limited is a Grand Cayman B.W.I. investment company, which has sole voting and dispositive power over such 1,399,999 beneficially owned ordinary shares.

(3)

Elkhorn Partners Limited is a limited partnership. The general partner is Mr. Alan S. Parsow, who has sole voting and dispositive power over such 1,967,684 beneficially owned ordinary shares.

(4)

Lagunitas Partners LP (“Lagunitas”) is a limited partnership. Gruber & McBaine International LLC (“International”) is a limited liability company. Gruber & McBaine Capital Management, LLC  (“Capital”), is the general partner of Lagunitas and is the investment manager of International.  It has sole voting and dispositive power over a total of 2,990,980 ordinary shares owned by Lagunitas,  International and other entities. Messrs Jon Gruber, J. Patterson McBaine and Thomas Lloyd-Butler are managers of Capital and its controlling persons.  Assuming all the ordinary shares offered by Lagunitas and International in this offering were sold,  2,879,869 shares, or 11.5%, would be owned after the offering. In furnishing such information, Hibernia is relying on information contained in statements filed under Section 13(d) of the U.S. Securities Exchange Act with the Securities and Exchange Commission.

(5)

A group of institutional investors purchased an aggregate 6,600,000 ordinary shares in February 2000.  At that time, an entity named Pan European Food Fund, through its subsidiary Salisbury Holding Investments Limited,  predecessor in interest to Bake Invest Luxembourg S.A. acquired 2,532,000 shares; other entities acquired an aggregate of 3,768,000 shares, and Daphne, Inc. acquired 300,000 shares.  All of these entities have agreed to vote their shares of  Hibernia in unison and share voting and dispositive power over the shares which were purchased. In addition, options to purchase a total of 360,000 Hibernia shares were granted to Salisbury.  Such options are subject to cashless exercise.  A total of 300,000 of such options were retained by the members of the group.

In May 2001, Salisbury and Daphne advanced funds to Hibernia in return for the issuance of 8% Convertible Notes due 2003. If such Notes were converted at maturity and interest accrued to maturity were settled in the form of ordinary shares in lieu of cash (assuming current exchange rates), an aggregate of 1,165,656 ordinary shares would be issuable to such entities upon conversion, together with 971,380 non-detachable Class H Warrants, each warrant exercisable upon and after conversion of the Convertible Notes.

Hibernia has been informed that at present, the group continues to hold 6,062,807 ordinary shares. The group also holds 300,000 presently exercisable options and has presently exercisable rights to obtain 871,700 ordinary shares upon conversion of the 8% Convertible Notes. Total beneficial ownership amounts to 7,234,507 shares.

In addition, an aggregate of 287,992 ordinary shares are held by a group of directors and affiliates of Hibernia.  Such directors are also officers, directors or controlling shareholders of entities in the group of institutional investors and may be deemed to be affiliates of those entities. As such , they may be deemed to be controlling persons of a total of 7,522,499.  Hibernia shares or 28.7% of the outstanding shares.

PLAN OF DISTRIBUTION

The selling shareholders have not advised  us of any specific plans for the distribution of the ordinary shares covered by this prospectus. These ordinary shares may be sold from time to time by the selling shareholders or their successors in interest.  Such sales may be made in one or more transactions on the Nasdaq National Market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The ordinary shares may be sold in one or more of the following:

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a "block" trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

*

purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and

*

ordinary brokerage transactions and transactions in which the broker solicits purchasers.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling shareholders and, if they act as agent for the purchaser, from such purchaser.  These commissions may be negotiated and in excess of customary rates. Such brokers or dealers, and any other participating brokers or dealers, and the selling shareholders might be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any ordinary shares covered by this prospectus which qualify for sale under Rule 144 may be sold under Rule 144 rather than under this prospectus.

If a selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of ordinary shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer as principal, a supplemental prospectus will be filed:

*

the name of each selling shareholder and of the participating broker- dealer(s);

*

the number of ordinary shares involved;

*

the price at which such ordinary shares were sold;

*

the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

*

other facts material to the transaction.

We have agreed to pay the cost of the registration of the ordinary shares covered by this prospectus and the costs of preparing this prospectus and the registration statement under which it is filed.   We estimate these will be approximately $ 44,000.

We and the selling shareholders have agreed to indemnify each other against specified liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

Matters of law which relate to compliance with the Securities Act by Hibernia in connection with this offering will be passed upon for Hibernia by Fox Horan & Camerini LLP, New York, New York.  The validity of the ordinary shares will be passed upon for Hibernia by Fanning and Kelly, Solicitors, Dublin, Ireland.  Mr. Gerard Fanning, a partner in that firm,  is a non-executive director and Corporate Secretary of Hibernia.  He was formerly an employee of Hibernia and holds options to purchase 137,000 ordinary shares of Hibernia under its various stock option plans.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F of Hibernia Foods plc for the three-year period ended March 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of  that firm as experts in auditing and accounting.

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No dealer, sales person or other individual has been authorized to give any information or make any representation in connection with this offering other than those contained in this prospectus.  If given or made, such information or representation must not be relied upon as having been authorized by Hibernia Foods plc, the selling shareholders or any underwriter.  This prospectus does not constitute any offer to sell, or a solicitation of any offer to buy any ordinary shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.  The delivery of this prospectus at any time does not imply that information herein is correct as of any time subsequent to its date.

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